UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2023

SS INNOVATIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	333-216054	47-3478854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 SE 15th Street, #512 Fort Lauderdale, Florida	33316
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 478-1410

Avra Medical Robotics, Inc.

3259 Progress Drive

Orlando, FL 32826

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As used in this Current Report on Form 8-K (this “Report”), the terms “SSII,” “the Company,” “we,” “us” and “our” refer to SS Innovations International, Inc. f/k/a Avra Medical Robotics, Inc. and its subsidiaries.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 30, 2023, SSII expanded its board of directors to five (5) members and Dr. Mylswamy Annadurai and Prof. Dr. Somashekhar S.P. were appointed directors to fill the newly created vacancies on the board.

The following is a brief description of the background and business experience of Dr. Annadurai and Prof. Dr. Somashekar S. P.

Dr. Mylswamy Annadurai, 65, is a distinguished space scientist of international repute, who has been involved in the Indian space program for over forty (40) years, approximately thirty-six (36) of which (1982-2018) were spent in various positions with the Indian Space Research Organization (“ISRO”), most recently as Director, of the ISRO Satellite Center from April 2015 to July 2018. During that period, he was responsible for overseeing the development, manufacture and launch of 29 satellites. Prior thereto, he also served as Program Director of Indian Remote Sensing and Small Satellite Program at ISRO from 2011-2015, where among other matters, he was responsible for overseeing ISRO’s Mars Orbiter Mission and as Project Director of India’s firs lunar mission, Chandarayaan-1, from 2004-2010. From August 2018 until March 2022, Dr. Annadurai served as Chairman of the National Design and Research Forum and from October 2018 to March 2023, he served as Vice President of the Tamilnadu State Council for Science and Technology. Since May 2019. Dr. Annadurai has been serving as Chairman of the Aerospace Committee of the Southern India Chamber of Commerce and Industries in Chennai and since March 2021, as a director of Moon Land Technologies Pvt. Ltd. Since February 2023, he is also serving as a Trustee Member of the India Trustee Board of the America-India Foundation. Dr. Annadurai has received numerous awards from the Indian government, ISRO, international space organizations, academic institutions and professional bodies and societies. Dr. Annadurai holds B.E. (ECE), M.E. (Applied Electronics) and Ph.D. degrees from Anna University.

We believe that Dr. Annadurai’s experience, accomplishments and standing in the Indian scientific community will make him a valuable addition to our board.

Dr. Somashekhar S.P., 50, is a highly respected surgical oncologist and one of the first physicians to employ robotic surgery in India. Since January 2022, he has been affiliated with the Aster Group of Hospitals in India, where he serves as Global Director of the Aster International Institute of Oncology and Head of Department and Lead Consultant in Surgical and Gynecological Oncology and Robotic Surgery. He also serves as Chairman of the Medical Advisory Board for Aster DM Healthcare. For over twenty (20) years prior to joining Aster, he was affiliated with Manipal Hospitals in Bengaluru, most recently as Head of Department of Surgical Oncology and Chairman of the Surgical Oncology Advisory Board. Dr. Somashekhar has served in a number of teaching positions, significant experience in conducting clinical studies, authored numerous medical papers and articles and received multiple awards in the medical field. He holds an M.B.B.S. degree from Mysuru University, an M.S. in General Surgery from the Sheth K.M. School of Postgraduate & Research in Ahmedabad, and an MCh in Oncosurgery from the Gurajat Cancer & Research Institute in Ahmedabad. He is also a Fellow of the Royal College of Surgeons (Edinburgh).

We believe that Dr. Somashekar’s medical and robotic surgery experience and his reputation in the Indian medical community will make him a valuable addition to our board.

Our board of directors has determined that Dr. Annadurai and Dr. Somashekar are “independent” directors within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the listing standards of the Nasdaq Stock Market.

Each of Dr. Annadurai and Dr. Somashekar are parties to an Indemnification Agreement with the Company, pursuant to which SSII has agreed to indemnify them to the fullest extent permitted by Florida law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2023	SS INNOVATIONS INTERNATIONAL, INC.

	By:	/s/ Sudhir Srivastava
Sudhir Srivastava, M.D. Chairman and Chief Executive Officer

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